Exhibit 99.1

Moleculin Announces Notice of Allowance for Japanese Patent Covering Annamycin

HOUSTON, February 17, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that the Japan Patent Office (JPO) has issued a notice of allowance for Patent Application No. 2021-577862 titled, “METHOD OF RECONSTITUTING LIPOSOMAL ANNAMYCIN.” A patent from the application is expected to be issued in the coming months.

The allowed claims cover proprietary methods for reconstituting and preparing liposomal Annamycin from a preliposomal lyophilizate under controlled temperature conditions to achieve precise concentrations suitable for intravenous administration. These methods are designed to ensure consistent dosing, stability, and handling during preparation and delivery, including maintaining the formulation at physiologic temperatures throughout reconstitution and dilution. Annamycin, Moleculin’s novel, lipid-based anthracycline drug candidate, is being developed for the treatment of acute myeloid leukemia (AML) and other hematologic malignancies and is positioned to potentially become the first non-cardiotoxic anthracycline approved for clinical use. Additional preclinical studies conducted at leading cancer centers suggest Annamycin may have broader applicability across multiple cancer types. This Japanese patent allowance complements Moleculin’s existing U.S. and European patent coverage, with additional Annamycin-related patent applications pending in major jurisdictions worldwide.

“Securing strong patent protection across key global markets remains a core strategic priority as we advance our non-cardiotoxic therapy for relapsed or refractory acute myeloid leukemia through pivotal Phase 3 development,” commented Walter Klemp, Chairman and CEO of Moleculin. “This newly allowed Japanese patent further strengthens our international intellectual property position by protecting critical methods supporting the preparation and clinical use of our therapy, reinforcing our confidence in its long-term value as we work toward potential regulatory approval and commercialization in key territories worldwide.”

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung mets. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory AML from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the timing and the outcomes of the patent issuance, and the potential for Annamycin to achieve regulatory approval or commercialization. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com